Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact:	For release: 5:30 p.m. October 24, 2005
Jerry Davis (media) 215-977-6298
Colin Oerton (investors) 866-248-4344
No. 22
SUNOCO LOGISTICS PARTNERS L.P. REPORTS THIRD QUARTER RESULTS
AND DECLARES INCREASED THIRD QUARTER DISTRIBUTION
     PHILADELPHIA, October 24, 2005 — Sunoco Logistics Partners L.P. (NYSE: SXL) today announced net income for the third quarter ended September 30, 2005 of $15.1 million, or $0.57 per limited partner unit on a diluted basis, a 21.8 percent increase over the $12.4 million earned for the third quarter of 2004, or $0.48 per limited partner unit on a diluted basis. Higher pipeline volumes in the Western pipeline system, including the Texas crude oil pipeline system acquired in August 2005, higher refined product terminal volumes and lease acquisition results were partially offset by a reduction of approximately $4.2 million related to unusual events — $2.1 million from Hurricane Rita on the Nederland Terminal and Western Pipeline System, higher insurance costs related to a $1.5 million special assessment by one of the Partnership’s insurers as a result of Hurricane Katrina, and $0.6 million of costs related to relocation of the Western area headquarters from Tulsa to Houston, which management expects to be completed in the first quarter of 2006. For the nine months ended September 30, 2005, net income was $48.2 million, a 13.7 percent increase over the $42.4 million of net income for the nine months ended September 30, 2004.
     On August 1, 2005, Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., declared an increased cash distribution for the third quarter 2005 of $0.0125 per common and subordinated partnership unit ($0.05 annualized). On October 23, 2005, an additional increase of $0.025 per common and subordinated partnership unit on a quarterly basis ($0.10 annualized) was declared by Sunoco Partners LLC. Combined with the August 1 declaration, the total quarterly increase over the second quarter of 2005 is $0.0375 per common and subordinated partnership unit on a quarterly basis ($0.15 annualized) to $0.675 per common and subordinated partnership unit ($2.70 annualized), payable November 14, 2005 to unitholders of record on November 7, 2005.
     “Third quarter net income improved year over year by 56.7 percent, excluding the negative impact of the unusual events. This increase is indicative of the underlying strength of the base business”, said Deborah M. Fretz, President and Chief Executive Officer. “The Texas crude oil pipeline system purchased on August 1, 2005 is performing well, and we are excited about the opportunities for growth around this system. We have resumed operations affected by Hurricane Rita at the Nederland Terminal and Western Pipeline System. As a result, we announced a 5.9 percent increase in the distribution to our unitholders, representing the ninth distribution increase over the past ten quarters. This also represents a

10.2 percent increase over the third quarter 2004. As we look forward, we are well positioned to take advantage of identified growth projects across all of our business segments.”
     Net income for the nine months ended September 30, 2005 was $48.2 million, a $5.8 million increase from net income of $42.4 million for the nine months of 2004. The increase was due to higher pipeline volumes in the Western pipeline system and higher refined product and refinery terminal volumes, due in part to the Partnership’s 2004 and 2005 acquisitions, partially offset by lower lease acquisition results, and the $4.2 million in costs related to the hurricanes and our move to Houston as described above.
Segmented Third Quarter Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System decreased slightly to $7.7 million for the third quarter 2005 from $7.8 million for the third quarter 2004. This decrease was primarily the result of a $0.3 million decrease in other income, and a $0.5 million increase in selling, general and administrative expenses, partially offset by a $0.7 million decrease in operating expenses. Sales and other operating revenue was relatively unchanged. Other income decreased to $3.3 million for the third quarter 2005 from $3.6 million for the prior year’s quarter due to a decrease in joint venture equity income. Operating expenses decreased from $13.3 million in the third quarter 2004, to $12.6 million for the third quarter 2005 due mainly to the timing of scheduled maintenance activity. Selling, general and administrative expenses increased due mainly to the allocation of the $1.5 million special insurance assessment described above.
Terminal Facilities
     The Terminal Facilities business segment had operating income of $8.0 million for the third quarter 2005, a decrease of $0.4 million from $8.4 million for the prior year’s third quarter. Higher volumes at the Partnership’s refined product and refinery terminals were offset by the adverse impact of Hurricane Rita at the Nederland Terminal. Increased operating expenses of $0.7 million from the prior year’s third quarter to $13.2 million for the third quarter 2005 were due principally to Hurricane Rita.
Western Pipeline System
     Operating income for the Western Pipeline System increased $3.1 million to $4.4 million for the third quarter 2005 from $1.3 million for the third quarter 2004. The increase was primarily the result of higher pipeline volumes, including the results from the August 2005 Texas crude oil pipeline system acquisition, higher throughput on the Nederland to Longview, Texas pipeline, and higher lease acquisition results. Total revenues and cost of products sold and operating expenses increased in the third quarter 2005 compared with the prior year’s quarter due principally to an increase in the price of crude oil. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $63.17 per barrel for the third quarter 2005 from $43.85 per barrel for the third quarter 2004. Depreciation and amortization increased by $0.8 million due in part to the August 2005 Texas crude oil pipeline acquisition. Selling, general and administrative expenses increased due mainly to the allocation of the $1.5 million special insurance assessment described above and $0.6 million of costs related to the Western area headquarters’ relocation from Tulsa to Houston.

Segmented Nine Month Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System decreased slightly to $24.5 million for the nine months ended September 30, 2005 from $24.7 million for the prior year’s nine month period. Total revenues for the respective nine month periods ended September 30, 2005 and 2004 were relatively unchanged. Operating expenses decreased from $34.7 million in the first nine months of 2004, to $34.3 million for the first nine months of 2005 due mainly to the timing of scheduled maintenance activity. Selling, general and administrative expenses increased due mainly to the allocation of the $1.5 million special insurance assessment described above.
Terminal Facilities
     The Terminal Facilities business segment had operating income of $26.8 million for the nine months ended September 30, 2005, an increase of $2.1 million from $24.7 million for the prior year’s corresponding period. Total revenues increased $6.1 million from the prior year’s first nine months to $84.3 million for the first nine months of 2005 due primarily to the acquisitions of the Eagle Point, New Jersey terminal assets in March 2004, two refined product terminals located in Baltimore, Maryland and Manassas, Virginia in April 2004 and the Columbus, Ohio refined products terminal in November 2004. Operating expenses increased $3.4 million from the prior year’s first nine months to $36.0 million for the nine months of 2005 due mainly to the acquired assets and the costs associated with Hurricane Rita at the Nederland Terminal.
Western Pipeline System
     Operating income for the Western Pipeline System increased $4.4 million to $12.5 million for the nine months ended September 30, 2005 from $8.1 million for the corresponding prior year period. The increase was primarily the result of higher crude oil pipeline volumes and lower pipeline operating expenses, partially offset by the impact of Hurricane Rita and lower lease acquisition results. The increase in pipeline volumes was due to higher throughput as a result of the Texas crude oil pipeline acquisition, and higher volumes on the Nederland to Longview, Texas pipeline. Total revenues and cost of products sold and operating expenses increased in the first nine months of 2005 compared with the prior year’s first nine months due principally to an increase in the price of crude oil. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $55.45 per barrel for the first nine months of 2005 from $39.13 per barrel for the first nine months of 2004. Depreciation and amortization increased by $1.0 million due in part to the August 2005 Texas crude oil pipeline acquisition. Selling, general and administrative expenses increased due mainly to the allocation of the $1.5 million special insurance assessment described above and $0.6 million of costs related to the Western area headquarters’ relocation from Tulsa to Houston.
Other Analysis
Financing Costs
     Net interest expense increased $0.5 million for the nine months ended September 30, 2005, compared to the prior year’s period, due primarily to increased borrowings under the Partnership’s Credit Facility and higher interest rates on the revolving credit facility, partially offset by interest capitalized on the construction at Nederland of two new crude oil storage tanks with a capacity of approximately 1.1 million barrels. Total debt outstanding at September 30, 2005 of $331.9 million consists of $248.9 million of the Senior Notes and $83.0 million of borrowings under the Partnership’s credit facility.
     During the third quarter, the Partnership also issued 1.625 million common units for net proceeds of approximately $60.2 million, after expenses. The August 2005 Texas crude oil pipeline system acquisition was funded with $56.5 million of proceeds from the units offering, $25.0 million of cash on hand and $18.5 million of net borrowings under its credit facility.
     Capital Expenditures
     Maintenance capital expenditures increased $2.0 million to $18.6 million for the nine months ended September 30, 2005 due primarily to the differences in timing of scheduled maintenance activity between the periods. Management anticipates maintenance capital expenditures, including approximately $4 million associated with the Partnerships’ Western Pipeline System headquarters move and excluding reimbursable amounts under agreements, discussed below, to be approximately $27.5 million for the year ended December 31, 2005.
     Expansion capital expenditures in the third quarter, and nine months ended September 30, 2005 consist primarily of the acquisition of the Texas crude oil pipeline system and storage facilities. Expansion capital expenditures for the nine months ended September 30, 2004 consist of the acquisitions of the Eagle Point, New Jersey terminal assets, the two refined product terminals in Baltimore, Maryland and Manassas, Virginia, and the one-third interest in the Harbor pipeline system.
Reimbursements Under Agreements with Sunoco
     Under agreements with Sunoco, the Partnership received reimbursement of $0.8 million and $3.0 million for the nine months ended September 30, 2005 and 2004, respectively, for certain maintenance capital expenditures and operating expenses incurred during the respective periods associated with improvements to certain assets. The reimbursements of these amounts were recorded by the Partnership as capital contributions.

Sunoco Logistics Partners L.P.
Financial Highlights
(in thousands, except units and per unit amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Income Statement	2005	2004	2005	2004
Sales and other operating revenue	$1,246,646	$857,603	$3,338,941	$2,419,490
Other income	4,039	4,172	11,754	11,049

Total Revenues	1,250,685	861,775	3,350,695	2,430,539

Cost of products sold and operating expenses	1,207,769	824,325	3,224,068	2,313,172
Depreciation and amortization	8,785	8,271	24,400	23,579
Selling, general and administrative expenses	14,005	11,597	38,429	36,293

Total costs and expenses	1,230,559	844,193	3,286,897	2,373,044

Operating income	20,126	17,582	63,798	57,495
Net interest expense	5,059	5,202	15,639	15,130

Net Income	$15,067	$12,380	$48,159	$42,365

Calculation of Limited Partners’ interest:
Net Income	$15,067	$12,380	$48,159	$42,365
Less: General Partner’s interest	(551)	(686)	(2,731)	(1,943)

Limited Partners’ interest in Net Income	$14,516	$11,694	$45,428	$40,422

Net Income per Limited Partner unit
Basic	$0.58	$0.49	$1.86	$1.72

Diluted	$0.57	$0.48	$1.84	$1.69

Weighted average Limited Partners’ units outstanding:
Basic	25,111,434	23,988,734	24,452,350	23,557,919

Diluted	25,269,275	24,238,763	24,624,200	23,786,248

Capital Expenditure Data:
Maintenance capital expenditures	$7,720	$7,687	$18,624	$16,554
Expansion capital expenditures	108,954	4,775	115,980	48,813

Total	$116,674	$12,462	$134,604	$65,367

	September 30,	December 31,
	2005	2004
Balance Sheet Data (at period end):
Cash and cash equivalents	$7,272	$52,660
Total Debt	331,931	313,305
Total Partners’ Capital	504,585	460,594

Sunoco Logistics Partners L.P.
Earnings Contribution by Business Segment
(in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Eastern Pipeline System:
Sales and other operating revenue	$24,354	$24,472	$71,299	$71,488
Other income	3,246	3,555	9,496	9,591

Total Revenues	27,600	28,027	80,795	81,079

Operating expenses	12,550	13,286	34,286	34,674
Depreciation and amortization	2,616	2,725	7,822	8,123
Selling, general and administrative expenses	4,743	4,195	14,142	13,584

Operating Income	$7,691	$7,821	$24,545	$24,698

Terminal Facilities:
Total Revenues	$28,482	$28,078	$84,296	$78,192

Operating expenses	13,207	12,500	35,997	32,594
Depreciation and amortization	3,759	3,968	11,274	11,107
Selling, general and administrative expenses	3,511	3,163	10,233	9,764

Operating Income	$8,005	$8,447	$26,792	$24,727

Western Pipeline System:
Sales and other operating revenue	$1,193,887	$805,066	$3,183,423	$2,269,823
Other income	716	604	2,181	1,445

Total Revenues	1,194,603	805,670	3,185,604	2,271,268

Cost of products sold and operating expenses	1,182,012	798,539	3,153,785	2,245,904
Depreciation and amortization	2,410	1,578	5,304	4,349
Selling, general and administrative expenses	5,751	4,239	14,054	12,945

Operating Income	$4,430	$1,314	$12,461	$8,070

Sunoco Logistics Partners L.P.
Operating Highlights
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30
	2005	2004	2005	2004
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	56,437,189	59,503,096	55,825,649	57,825,743
Revenue per barrel mile (cents)	0.469	0.447	0.468	0.451

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals	382,957	356,870	387,374	324,529
Nederland terminal	420,467	497,380	454,721	492,792
Refinery terminals (3)	688,923	665,501	695,912	682,881

Western Pipeline System: (1) (4)
Crude oil pipeline throughput (bpd)	368,985	295,684	335,920	298,523
Crude oil purchases at wellhead (bpd)	180,216	184,079	188,905	186,726
Gross margin per barrel of pipeline throughput (cents) (5)	27.9	18.2	26.5	23.9

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.

(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(3)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.

(4)	Includes results from the Partnership’s Texas crude oil pipeline system from the acquisition date, August 1, 2005.

(5)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.
     An investor call with management regarding our third-quarter results is scheduled for Tuesday morning, October 25 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code ID#9907521”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.
     Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID#9907521.

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million barrels of refined product terminal capacity and 19.4 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,640 miles of crude oil pipelines, located principally in Oklahoma and Texas, and a 43.8 percent interesting the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.
     NOTE: Those statements made in this release that are not historical facts are forward-looking statements. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s June 30, 2005 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 2, 2005. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.
- END -